Exhibit 21.1

Subsidiaries of OpenTV Corp.
As of December 31, 2004

A table of the direct and indirect subsidiaries of OpenTV Corp. is set forth below, indicating as to each the state or jurisdiction of organization and the names under which such subsidiaries do business. Subsidiaries not included in the table are inactive or, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

Name of the Subsidiary	Jurisdiction of Organization
ACTV, Inc.	United States (Delaware)
ACTV Entertainment, Inc.	United States (New York)
Advision LLC	United States (Delaware)
BettingCorp. UK Ltd.	United Kingdom
Digital Adco	United States (Delaware)
HyperTV Networks	United States (Delaware)
Intellocity USA, Inc.	United States (Delaware)
Media Online Services	United States (Delaware)
OpenGaming (Israel), Ltd.	Israel
OpenPlay BVI Ltd.	British Virgin Islands
OpenTV AG	Switzerland
OpenTV Asia Pacific KK	Japan
OpenTV Australia Pty Ltd	Australia (New South Wales)
OpenTV Europe S.A.S.	France
OpenTV Holding NV	Netherlands Antilles
OpenTV Holdings BV	The Netherlands
OpenTV Iberia SL	Spain
OpenTV, Inc.	United States (Delaware)
OpenTV Interactive Software (Beijing) Co. Ltd.	China
OpenTV UK Limited	United Kingdom
OpenTV US Holdings, Inc.	United States (Delaware)
OpenTV US Investments, Inc.	United States (Delaware)
Spyglass, Inc.	United States (Delaware)
Spyglass Integration, Inc.	United States (Delaware)
Static 2358 France SARL	France
Static 2358 Holdings Limited	United Kingdom
Static 2358, Inc.	United States (California)
Static 2358 Limited	United Kingdom
Wink Communications, Inc.	United States (Delaware)
4G Media Ltd.	British Virgin Islands
4G Media Ltd.	Turks and Caicos